EXHIBIT 23(a)

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference into the Registration Statement (Form S-8) pertaining to the offer of shares of the Common Stock of Wal-Mart Stores, Inc. pursuant to the ASDA Colleague Share Ownership Plan 1999 and The ASDA Sharesave Plan 2000 of our report dated March 19, 2003, with respect to the consolidated financial statements of Wal-Mart Stores, Inc. incorporated by reference in its Annual Report on Form 10-K for the year ended January 31, 2003, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

Tulsa, Oklahoma

July 29, 2003